EXHIBIT 99.1

PremierWest Announces Additional Cost Saving Measures

MEDFORD, OR -- (Marketwire) -- 04/09/12 -- PremierWest Bancorp(NASDAQ: PRWT)

PremierWest Bancorp's subsidiary PremierWest Bank has announced additional expense control initiatives including a restructuring of staff and processes that, when combined with the nine branch consolidations and two pending branch sales announced earlier this year, will result in annualized savings of approximately $4.4 million. As a result of the changes announced today, some staff positions will be eliminated and other currently vacant positions will not be filled.

Jim Ford, President and CEO of PremierWest, said: "We simply cannot stand still in this low interest rate environment. We're committed to make changes in the operation of the Bank that will help to position us for the future. With the consolidation of nine branches and the pending sale of two others, it's natural that we need to streamline certain functions. These changes primarily affect support areas and will be implemented without adversely impacting customer service. Our focus continues to be on creating a more efficient organization without sacrificing service."

PremierWest expects to complete these operational changes during the current fiscal quarter.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and include statements about reducing operating expenses, realizing savings, customer service, and branch sales. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. There can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include the inability to realize savings, as well as those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and other filings made with the SEC.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

Additional Information Contacts:

Jim Ford

President &

Chief Executive Officer

(541) 618-6004

Jim.ford@premierwestbank.com

Ken Wells

Executive Vice President &

Chief Marketing Officer

(541) 282-5150

kenwells@premierwestbank.com